EXHIBIT 99 (a)

FOR RELEASE: March 15, 2002	CONTACT:	Claudia Piccinin (248) 813-2942 claudia.m.piccinin@delphiauto.com

DELPHI DRIVES TOMORROW’S TECHNOLOGY
BEYOND “AUTOMOTIVE SYSTEMS”
Delphi name change reflects customer and market diversification

     TROY, Mich. — As the world’s largest automotive supplier, Delphi Automotive Systems (NYSE: DPH) Corporation’s technologies are found on most vehicles in markets around the world. But innovations and technology made by Delphi can also be found in computers, telephones and military defense systems. As the company continues to capture business in new market segments, Delphi announced today that it is changing its company name to ‘Delphi Corporation’ to more accurately reflect the breadth of its technologies and services. The company will market its products under ‘Delphi.’

     “Delphi has expanded its customer base beyond automotive and into a wide variety of other markets. Now is the time to present a common face across all of them,” said J.T. Battenberg, Delphi’s chairman, CEO and president. “While we remain very focused on our automotive business, removing the ‘Automotive Systems’ descriptor from our name will allow us to approach non-automotive customers with a name that stands for a leader in technological innovation in many markets.”

     Delphi remains a world leader in mobile electronics and transportation components to the automotive industry. Since the company’s independence in May 1999, Delphi has moved quickly to capture business in new market segments, including: aerospace, medical, computers, entertainment and commercial vehicles.

     Examples of Delphi’s high-tech products in new markets include connection systems, consumer electronics, sensors and electronic controls. Delphi’s move into these new growth areas symbolizes the company’s continuing efforts to diversify its customer base using its vast intellectual property and engineering capabilities.

     “This brand change represents a marketing shift and will impact all of our external communications such as Delphi’s website and TV advertising,” said Bill Lafontaine, Delphi’s director of marketing and customer development. “We are excited about those changes, but our focus on our customers and on delivering quality and product excellence remains steadfast.”

- more -

EXHIBIT 99 (a)

- page 2 -

     Research commissioned by Delphi indicates that many of its customers already know the company as Delphi. Company officials believe Delphi’s new customers will recognize the change as a commitment to developing a more flexible brand that is in line with their distinct needs.

     The company website is now www.delphi.com, and new television advertising debuted recently under the Delphi brand. The new spots highlight Delphi’s high tech product portfolio in automotive and non-automotive applications and feature Indy Racing League (IRL) driver Scott Sharp. In addition, Delphi will adopt two logos. One logo will be used as the corporate brand, utilizing the simple wordmark, Delphi. The other existing logo is used for consumer sales to the automotive aftermarket and retail electronics market and displays the brand name, Delphi, in white lettering embodied in a red oval.

     For more information about Delphi, please visit Delphi’s Virtual Press Room at www.delphi.com/vpr.

# # #